EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos.  333-227262, 333-217419, 333-213627 and 333-201708), the Registration Statements on Form S-3 (Nos.  333-229459, 333-220012, 333-213635, 333-212015 and 333-209026) and the Registration Statements on Form S-1 (Nos.  333-221686 and 333-221027) of BioPharmX Corporation of our report (which contains an explanatory paragraph relating to BioPharmX Corporation’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated March 14, 2019 relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

San Jose, California

March 14, 2019